Exhibit 99.1

GM FINANCIAL COMPLETES PURCHASE OF INTERNATIONAL OPERATIONS

IN BRAZIL FROM ALLY FINANCIAL

FORT WORTH, TEXAS October 1, 2013 – GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial” or the “Company”), a wholly-owned subsidiary of General Motors Company, announced that it has acquired the equity interests in the companies that comprise Ally Financial Inc.’s (“Ally”) auto finance and financial services business in Brazil.

The Company previously acquired Ally’s international operations in Europe and certain countries in Latin America. The international acquisitions, announced in November 2012, also cover a stake in a joint venture in China, which is pending certain regulatory and other approvals and is expected to close in 2014.

Upon the completion of all the international acquisitions, GM Financial will be present in 19 countries, serving more than 16,000 dealers and providing auto finance products in markets that cover 80 percent of GM’s worldwide sales volume.

About GM Financial

General Motors Financial Company, Inc. is the captive finance company of and a wholly-owned subsidiary of General Motors Company, and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

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